UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2012

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT		06382
(Address of principal executive offices)		(Zip Code)

(860) 862-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2012, the Mohegan Tribal Gaming Authority (the “Authority”) executed amended employment agreements with Mitchell Grossinger Etess, President and Chief Executive Officer of the Authority, and Jeffrey E. Hartmann, President and Chief Executive Officer of Mohegan Sun. These agreements amend and restate the previous employment agreements with each executive. The terms of the agreements commenced as of January 1, 2012 and expire on June 30, 2015, with base annual salaries of $1,361,904 and $1,285,565, respectively, subject to increases to $1,402,762 and $1,324,133, respectively, effective July 1, 2012. The agreements contain automatic renewals for an additional three year term unless either party provides notice to the other on or before one year prior to the end of their agreement’s stated term of an intention to terminate at the stated termination date.

Each employment agreement provides that if the employee is terminated for cause (as defined in each agreement) or if the employee voluntarily terminates his employment, then the employee will not be entitled to any further compensation. If the employee is terminated other than for cause, then the employee will be entitled to receive his annual salary from the termination date to the expiration date of the agreement. In addition, if either Mr. Etess or Mr. Hartmann were terminated other than for cause, the Authority would pay the penalty incurred by the executive for early withdrawal of his deferred compensation as follows: (a) for a withdrawal occurring on or before December 31, 2013, an amount not to exceed $250,000, and (b) for a withdrawal occurring after December 31, 2013 but on or before December 31, 2014, an amount not to exceed $166,650. Under the agreements, the Authority would not be required to pay any portion of any penalty incurred for early withdrawal occurring after December 31, 2014. Such penalties would be paid by the Authority together with amounts, if any, equal to the amount of income taxes payable by the executive in connection with receipt of such payments from the Authority.

The employment agreements further provide that the applicable employee may not, without prior written consent, compete with the Authority in specified states in the northeastern United States during the term of his employment and: (a) until December 31, 2015 if the employment agreement terminates on June 30, 2015 for non-renewal by the Authority, (b) until six months from the date of separation if the employee voluntarily terminates his employment prior to expiration of the agreement, (c) until June 30, 2015 or for one year, whichever is shorter, if the Authority terminates the employment other than for cause effective on or before June 30, 2014, and (d) until December 31, 2015 if the Authority terminates the employment other than for cause effective after June 30, 2014. In addition, during these periods, the applicable employee may not hire or solicit other employees of the Authority or encourage any such employees to leave employment with the Authority.

The foregoing description of the amended employment agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the amended employment agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this report:

10.1	Employment Agreement, executed February 14, 2012, by and between the Mohegan Tribal Gaming Authority and Mitchell Grossinger Etess.

10.2	Employment Agreement, executed February 14, 2012, by and between the Mohegan Tribal Gaming Authority and Jeffrey E. Hartmann.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: February 21, 2012	By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman, Management Board

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, executed February 14, 2012, by and between the Mohegan Tribal Gaming Authority and Mitchell Grossinger Etess.

10.2	Employment Agreement, executed February 14, 2012, by and between the Mohegan Tribal Gaming Authority and Jeffrey E. Hartmann.